Exhibit 23.1

July 1, 2002

Mr. Steven Grauer, President
Wigwam Development, Inc.
323 Hall Road
Qualicum Beach, B.C. Canada V9K 1G3

RE: Legal Opinion of the transferability of shares of Common Stock

Dear Mr. Grauer:

You have requested an opinion regarding the transferability, with or without compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), of 1,233,000 previously issued shares of Common Stock of Wigwam Development, Inc., a Delaware corporation, (the "Company") presently held by 46 shareholders. The law covered herein is limited to the Federal Law of the United States.

In rendering this opinion, I have considered and relied upon those facts set forth below. I have also considered such matters of law and of fact, and relied upon such certificates and other information furnished to me by the Board of Directors of the Company, as I have deemed appropriate to form the opinion set forth below.

1. The present corporate status of the Company and the legal validity and effort of prior actions of the Company's Board of Directors and shareholders;

2. The adequacy and timeliness of the Company's current public information made available and distributed by the Company, and whether such information has been made "publicly available"

3. The tradeability of the Company's Shares in interstate commerce under the Act pursuant to the rules and regulations promulgated thereunder.

Based upon the material presented to me it is my opinion that the 29,000 Shares of the Company's common stock, par value $.0001, which were issued, prior to April 6, 1999, pursuant to the terms of the Regulation D, Rule 504 offering, are deemed free from restriction and may be traded in interstate commerce pursuant to said regulation. Shareholders holding any such Shares may freely trade and sell their Shares in interstate commerce, provided that said Shares are not held by "affiliates" of the Company, in which event such shares may only be sold pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended.
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It is our further opinion that the 204,000 Shares of the Company's common stock, par value $.0001, which were issued, prior to May 19, 2000 pursuant to the terms of the Company's Regulation S offering are deemed free from restriction and may be traded in interstate commerce pursuant to said regulation.

The Company's common stock, issued to Steven Grauer in 1998, which represents 1,000,000 of the Company's outstanding Shares, are "restricted securities" and may not be sold, or otherwise transferred, without registration under the Securities Act of 1933, as amended, or an applicable exemption therefrom. Further these shares were issued to an "affiliate" and were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. However, these shares may be sold in limited quantities pursuant to Rule 144(e)(1). All certificates representing such securities require an appropriate restrictive legend.

This opinion is expressly based upon the facts stated herein, and may not be relied upon in the event that other facts, not presently known by me, should come to light.

The various statutory provisions and interpretations thereunder by administrative authorities in courts having jurisdiction over such matters on which the foregoing opinion is based, are necessarily subject to change from time to time. The opinions and conclusions expressed herein are based in part upon the facts as previously stated which have been provided to me by the Company.

No opinion is expressed with respect to any federal or state law not expressly referenced herein. In particular, and without limiting the generality of the foregoing, no opinion is given with respect to any secondary trading exemption under the laws of any individual state. Prior to any trading in the Shares, the Company must first comply with the rules and regulations of the securities laws in the jurisdiction wherein the Shares are to be traded.

No opinion is expressed with respect to any federal or state statute or regulation with which a broker-dealer trading the Shares must comply with.

Sincerely


/s/ Warren J. Soloski